UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT THREE
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DIRECT LED, INC.
(Name of small business issuer in its charter)

DELAWARE	3640	45-5290376
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code)	(Tax Identification Number)

Direct LED, Inc. 231 W 39th Street, Suite 726 New York, New York 10018 Tel: (201) 289-0991 (Address and telephone number of registrant's executive office)	Business Filings Incorporated 108 West 13th Street Wilmington, Delaware 19801 Tel: (954) 270-2070 (Name, address and telephone number of agent for service)

With copies to:
Peter J. Vazquez, Jr., Esq.
197 Fairfield Road
Fairfield, New Jersey  07004
Telephone:  (862) 210-8424

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

i

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Number of shares to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock for sale by selling stockholders	585,824	$ .25	$ 146,456	$ 16.78

(1)	The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Prospectus Subject to Completion dated November 26, 2012

DIRECT LED, INC.
585,824 Shares of Common Stock

This prospectus relates to periodic offers and sales of 585,824 shares of common stock by the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders.  We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling shareholder(s). The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Because we are considered a shell company, the selling shareholders are considered underwriters and must sell their respective shares at a fixed price of $.25 per share for the duration of the offering. When we are no longer considered a shell and adequate information (Form 10 information) has been available for 12 months, shares may then be sold at market value, if and when a market exists.  There is currently no market for our common stock.

There is no market for our securities and a public market may never develop and if a market develops, it may not be sustained.  After the effective date of this Registration Statement, we intend to have a market maker file an application with FINRA for our common stock to be eligible for trading on the OTCQB.  We currently do not have a market maker who has agreed to sponsor our application with FINRA and there can be no assurance that our common stock will be quoted on a quotation service or that any market for our stock will ever develop.

The information in this prospectus is not complete and may be changed. Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 4 to read about certain risks you should consider carefully before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2012

TABLE OF CONTENTS

SUMMARY OF OUR OFFERING	1
RISK FACTORS	4
RISKS RELATING TO OUR BUSINESS	4
RISKS RELATED TO OUR COMMON STOCK	5
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	8
DETERMINATION OF OFFERING PRICE	8
SELLING STOCKHOLDERS	8
DESCRIPTION OF SECURITIES	12
INTERESTS OF NAMED EXPERTS AND COUNSEL	13
DESCRIPTION OF BUSINESS	14
Background of the Company	14
Industry Background	14
Our Product	15
Sales Stategy	16
Business Strategy	16
Competition	17
Employees	17
Board Committees	17
Directors	17
DESCRIPTION OF PROPERTY	17
LEGAL PROCEEDINGS	17
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
OFF-BALANCE SHEET ARRANGEMENTS	19
EXECUTIVE COMPENSATION	19
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	21
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	23
ON ACCOUNTING AND FINANCIAL DISCLOSURE	23
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	23
FINANCIAL STATEMENTS	24

SUMMARY OF OUR OFFERING

Prospectus Summary

This summary highlights selected information about our company, DIRECT LED, INC. The summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors.”

Our Business

DIRECT LED, INC. (the “Company”) is a development stage company. The Company was organized under the laws of the state of Delaware on May 14, 2012. The Company has commenced operations and has reported initial sales of $96,000. The initial sales consisted of lighting products that did not require a license agreement from ITRI to utilize its patented technology. These sales were traditional LED products, not the advanced products we will see in the future. They were purchased from existing manufactures and resold. The Company intends to further engage in the production, sales, and distribution of A19 LED lights. A-19 LED bulks have been offered by other manufactures most notably GE and Phillips for several years. They can be purchased at any home center or department store. Their products are typically more expensive than the products we intend to offering. The “patented technology” for “light and light” products has been demonstrated by ITRI, the Taiwanese National Research Laboratories. They have been researching and developing new technologies for LEDs for over a decade with over 60 patents. ITRI has applied for over 14 patents for “light and light” technology and is in the process of licensing these technologies in Taiwan.

We are in discussions with ITRI to license this technology from them allowing us or an assignee to manufacture these LED products. The Company intends to sell its A19 LED lights under the Luminx Lighting brand name to major discount retailers and to have exclusive distribution in the U.S. The Company has an experienced sales staff with experience selling to major discount retailers, including but not limited to the following: Wal-Mart, Costco, and Menards. Initial discussions with these specific retailers have been positive and they are awaiting our samples to complete the process of entering an initial purchase order. The Company will offer consumers LED lighting products 20% to 30% below current prices within the industry.

The “Light&Light” LED bulb is the world’s first all-plastic LED bulb.  It is lightweight, has high luminous efficiency with an illumination angle of 330 degrees, good heat dissipation, a simple production process, a long lifetime, and will not break when dropped. The A19 sized LED bulb is expected to revolutionize LED lighting applications and accelerate the entry of LEDs to indoor lighting.  It is expected that this innovative R&D achievement be a new technology that is significantly changes current LED technology.

This Light&Light LED bulb moves away from the concentrated high-power light source of a traditional LED bulb and towards the array structure of an LED backlight.  Using an optical design, a starfish-shaped LED light module is attached along the surface of a light bulb to achieve uniform light distribution. Moreover, because the light shines out directly from a wide angle, the optical efficiency of the bulb reaches 95%, exceeding the less-than 80% optical efficiency of traditional LED bulbs.

A low-power LED array light module has a 330 degree emission angle in a 9.8W LED bulb with the same effect as traditional lighting.  The LED bulb with a plastic lamp body replaces a 60W incandescent white bulb, reducing production costs – both materials and assembly.

 Heat dissipation is a critical consideration behind the LED bulb. The Light&Light LED bulb is made of thermal-conductive plastic heat-sink that replaces traditional metal and a special design that enhances and expands the heat dissipation area, thereby solving the heat problem and increasing the lamp’s lifetime with better performance than existing LED bulbs.  At the same time, all-plastic heat sink design weighs less than 100 grams, just half of an ordinary LED bulb, while it is also break resistant.  This technology and offers greater design flexibility and lower manufacturing cost than traditional LED bulb designs.

The Company current state with future milestones has been provided below.

Strategic Partner

The Company has identified and is in discussions with Chang Technology to become the Company’s manufacturing partner in Taiwan. No definitive agreement has been reached to date.  (See “Description of Business")

Product Development
•	As of August 20, 2012, the Company has produced samples as follows: LED A-19 (75w, 40w) and MR-16 (50w).
•	The Company has started and expected to have molds and tooling for volume production completed by October 1, 2012.
•	UL Certification: Samples to be submitted by September 20, 2012 with approval expected by October 1, 2012.

Capital Investment
•	An investment of $1.5 million is expected by October 30, 2012. This is expected based on discussions with a firm in New York.

Order Schedule
•	In October 2012 we expect to receive product samples to confirm sales orders
•	In October 2012 we expect to order 60,000 units
•	Expected product shipment date is November 30, 2012
•	Expected first product delivery on January 10, 2013

Our Financial Condition
As of May 22, 2012 and for the initial period then ended, the Company had revenues of $96,000 which were included in accounts receivable at May 22, 2012. The revenues consisted of lighting products that did not require a license from ITRI to utilize its patented technology. The Company’s independent account did not express substantial doubt about the Company’s ability to continue as a “going concert,” and did not modify his opinion for such uncertainty. As of May 22, 2012 the Company had an accumulated surplus during the development stage of $16,320. As the Company continues to implement its business plan it will require additional funding. The Company’s address is 231 W. 39th Street, Suite #726, New York, New York 10018 and its telephone number is (201) 289-0991.

Our Offering

This prospectus relates to the sale of a total of 585,824 shares of our common stock. Upon the effective date of this registration statement, up to 585,824 shares may be sold by the Selling Stockholders as set forth under the caption “Selling Stockholders”. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of the registration incurred in connection with this prospectus, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

Summary of Selected Financial Information

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements and the related notes thereto as well as the “Management’s Discussion and Plan of Operation” included elsewhere in this Prospectus.

Financial Data Summary
Balance Sheet Data
ASSETS	Inception on May 14, 2012 to May 31, 2012
Cash	$100
Total Assets	$96,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$76,800
Total Current Liabilities	$76,800

STOCKHOLDERS’ EQUITY

Common stock: $.0001 par value, 100,000,000 shares authorized 8,500,000 shares issued and outstanding	850
Additional paid-in-capital	84,250
Accumulated Deficit	(65,800)

Total stockholders’ equity	19,300

Total liabilities and stockholders’ equity	$96,000

Statements of Operations Data
Inception on May 14, 2012 to May 31, 2012
Revenues	$96,000
Cost of Sales	76,800
Gross Margin	19,200
Operating Expenses	$85,000

Earnings (Loss)	$(65,800)

Weighted average number of shares of common stock outstanding	181,830

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk and is suitable only for investors of substantial financial means who have no need for initial liquidity in their investments.  Prospective investors should carefully consider the following risk factors:

RISKS RELATING TO OUR BUSINESS

We are a development stage company and we have no operating history upon which you can base an investment decision

Our Company was formed on May 14, 2012, and we have no operating history upon which you can make an investment decision. You should, therefore, consider us subject to the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

We have limited customers to date; and may not develop sufficient customers to stay in business in the future

We have sold limited product and there can be no assurance we will develop sufficient customers in the future. If the Company is unable to develop sufficient customers for its products, it will not generate enough revenue to sustain its business resulting in business failure and complete loss of any investment(s) made into the Company.

We are seeking additional financing to fund our product development and operations, and if we are unable to obtain funding when needed, our business would fail

We need additional capital to complete our licensing agreements and product manufacturing requirements, and to secure the means necessary to deliver our product to our customers at their location. We need approximately $1.5 million at a minimum to meet operating requirements for the next 12 months. We intend to complete $1.5 million in funding by October 31, 2012; failure to complete such funding would adversely affect our business.  We will be required to fund operations through the sale of equity shares or debt instruments and will not be able to continue as a going concern if we are unsuccessful in securing such funding. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

If we are unable to establish and maintain relationships with our targeted audience, we would not be able to continue with operations

There is intense competition for these relationships and we may not be able to attract and retain retailers’ or customers’ interest in light of competitors with larger budgets and pre-existing relationships. If we cannot successfully secure these relationships, our business would fail and any investment made into the Company would be lost in its entirety.

Our success is dependent on our officers and directors to properly manage the Company and their loss or unavailability could cause the business to fail

We are heavily dependent on the personal efforts and abilities of our Officers and Directors.  They have been and continue to expect to be able to commit full time to the development of our business plan in the next twelve months. The loss or unavailability of their services would have a materially adverse effect on our business prospects and potential earning capacity.  We do not currently carry any insurance to compensate for any such loss.

As a result of becoming a reporting company, our expenses will increase significantly

As a result of becoming a reporting company pursuant to the Securities Act of 1933, as amended our ongoing expenses are expected to increase significantly, including expenses in compensation to our officers, ongoing public company expenses, including increased legal, accounting expenses as a result of our status as a reporting company, and expenses incurred in complying with the internal control requirements of the Sarbanes-Oxley Act. These increased expenses which may exceed $25,000 may negatively impact our ability to become profitable.

We have no agreements for distribution of our products.

We are heavily dependent on entering into purchase agreements with retail stores for distribution of our products. While we believe there is substantial interest from several retailers for distribution of our LED products, there can be no assurance that we will enter into final agreements to distribute our product. Failure to reach purchase agreements for retail distribution could adversely affect our business.

We may suffer delays in receiving our products in a timely manner.

We will be required to provide our retail operations with a specified number of units to meet the purchase order requirements. In the event we suffer any delays in the manufacturing and shipping of our product line due to work stoppage or acts of God, our retail relationships could be negatively affected. Loss of retail distribution adversely affects our profits from operations.

We will rely on others for production of our products; any interruptions of these arrangements would disrupt our ability to fill customers’ orders and have a material impact on our ability to operate

We will be required to obtain our lighting products by contracted manufacture. Any increase in labor, equipment, or other production costs by our contractors could adversely affect our cost of sales. The manufacture of our product by third parties might result in unforeseen manufacturing and operations problems. If we are unable to meet manufacturing commitments, it will adversely affect our ability to fill customer orders in accordance with required delivery, quality, and performance requirements. If this were to occur, the resulting decline in revenue would harm the business.

Any significant increase in the cost or disruption in supply of the materials and components used to manufacture our products would have a material adverse effect on our cost of sales.

Our products’ creation depends on a readily available supply of parts and materials.  Should these components become unavailable or, if their price rises to levels making it impossible to manufacture our product for sale at reasonable costs, our business could suffer and become unsustainable.

RISKS RELATED TO OUR COMMON STOCK

Our products’ creation depends on a readily available supply of parts and materials.  Should these components become unavailable or, if their price rises to levels making it impossible to manufacture our product for sale at reasonable costs; our business could suffer and become unsustainable.

RISKS RELATED TO OUR COMMON STOCK

Because the Company has generated only limited revenues, our business may fail prior to us ever beginning substantial operations resulting in a complete loss of any investment made into the Company

Selling stockholders are offering the public up to 585,824 shares of our common stock; however, the Company will receive no proceeds from the sale of any of these shares. While we have generated limited revenues, and we may never be able to increase revenues in the future.  As such we may be forced out of business if we are unable to generate increased revenues in which case investors would lose their entire investment.

We are controlled by current officers, directors and principal stockholders

Our officers and directors and principal founding stockholders beneficially own approximately 85% of the outstanding shares of our common stock. The percentage of ownership will remain the same after the shares are offered by the selling shareholders since there is no additional dilution.  So long as our officers and directors and principal founding stockholders control a majority of our fully diluted equity, they will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval. This controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

If you purchase shares in this offering, you will experience immediate and substantial dilution

The $.0001 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

We may be unable to obtain a market maker for our common stock.

While we intend to find a firm that is willing to act as a market maker for our common stock, there can be no assurance that we will obtain a market maker for our securities. Failure to obtain a market maker for our common stock would result in our stock not being able to be traded on the OTCQB and investors would be unable to liquidate their respective shares and could lose their entire investment.

There is currently no market for our common stock, but if a market for our common stock does develop, our stock price may be volatile

There is currently no market for our common stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of our common stock will be subject to wide fluctuations in response to several factors including:
•	The ability to expand operations through retail distribution;
•	The ability to generate revenues from sales;
•	The ability to generate brand recognition of our products and acceptance by consumers;
•	Increased competition from competitions offering similar products; and
•	Our financial condition and results from operations.

While we expect to apply for listing on the OTCQB , we may not be approved, and even if approved, we may not be approved for trading on the OTCQB; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term

We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service. While we expect to apply to the OTCQB, we may not be approved to trade on the OTCQB, and we may not meet the requirements for listing on the OTCQB.  If we do not meet the requirements of the OTCQB, our stock may then be traded on the “Pink Sheets,” and the market for resale of our shares would decrease dramatically, if not be eliminated. We will seek a market maker to quote our common stock. We expect our initial market marker will assist us in completing our 15C211 filing. There can be no assurance that we will obtain a market maker to assist us in trading our common stock.

There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. federal securities laws. These restrictions may adversely affect the ability of investors to resell their shares

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Future sales of the company’s common stock by the selling stockholders could cause our stock price to decline and we cannot predict the effect, if any, that market sales of shares of the Company’s common stock or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the Selling Stockholders named herein of our common stock in the public market, or the perception that sales by the Selling Stockholders may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We are currently an emerging growth company and by extending our transition period for meeting certain accounting standards our Financial disclosure will not be as complete as other publicly traded companies.

Since we are electing to extend our transition period for meeting new or revised accounting standards, we will be disclosing Financial information that will be less complete than those of companies meeting the higher accounting standards. As such, investors will not have access to the same level of Financial disclosure as they would in companies meeting the higher accounting standards. Accordingly, this lower level of financial disclosure may adversely affect an investors availability to gain an accurate view of the Company’s financial situation in order to make a fully informed investment decision.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company’s management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that the Company or management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” “could,” or “would” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The $.0001 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.

SELLING STOCKHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “Selling Stockholders”.  Each Selling Stockholder purchased the securities registered hereunder in the ordinary course of business of the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock will be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent would be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

In competing sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the Selling Stockholder can presently estimate the amount of such compensation.

The Selling Stockholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal would be deemed to be underwriting discounts and commissions under the Securities Act.

If any Selling Stockholder enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the Selling Stockholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the Selling Stockholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each Selling Stockholder that in the event of a “distribution” of the shares owned by the Selling Stockholder, such Selling Stockholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the Selling Stockholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. Because we are considered a shell company, the selling shareholders are considered underwriters and must sell their respective shares at a fixed price of $.25 per share for the duration of the offering. When we are no longer considered a shell and adequate information (Form 10 information) has been available for 12 months, shares may then be sold at market value, if and when a market exists.  There is currently no market for our common stock. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations there under, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby. There can be no assurance that any Selling Stockholders will sell any or all of the common stock pursuant to this prospectus.

We will pay all expenses of preparing and reproducing this prospectus with respect to the offer and sale of the shares of common stock registered for sale under this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

The Company is registering for offer and sale by the holders thereof 585,524 of common stock held by such shareholders. All the Selling Stockholders’ shares registered hereby will become tradable on the effective date of the registration statement of which this prospectus is a part.

The following table sets forth ownership of the shares held by each person who is a Selling Stockholder.

Name	Shares Beneficially Owned Prior To Offering(1)	Percent Beneficially Owned Before Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
David Wood	20,000	*	6,666	13, 334	*
Curt Meltzer	60,000	*	10,000	50,000	*
Hui Tzu Liang	37,500	*	12,500	25,000	*
Jason Lee	80,000	*	26,600	53,334	*
Marvin Angel	10,000	*	3,333	6,667	*
Joseph Sanchez	10,000	*	3,333	6,667	*
Paul Chong	3,000	*	1,000	2,000	*
Terressa Chong	2,500	*	833	1,667	*
Maria Chong	2,500	*	833	1,667	*
Peter Chong	2,500	*	833	1,667	*
Billy Chen	2,000	*	666	1,334	*
Pui Lan Lee	1,500	*	500	1,000	*
Peter Che Chan Leng	3,000	*	1,000	2,000	*
Yu-Jieh Cheng	7,500	*	2,500	5,000	*
Joe Magisano	3,500	*	1,166	2,334	*
Marina H. Di Maggisano	2,000	*	666	1,334	*

Elania Cha	3,000	*	1,000	2,000	*
Kyung Ae Cha	3,000	*	1,000	2,000	*
Premiere Opportunity Group, Inc.	150,000	1.7%	25,000	125,000	1.4%
Lion Advisors LLC	225,000	2.6%	45,000	180,000	2.1%
Chris Giordano	310,000	3.6%	103,333	206,667	2.4%
Interim Capital Partners, LLC	90,000	1.0%	20,000	70,000	*
Donna Merindino	200,000	2.3%	50,000	150,000	1.7%
Michael and Maj Britt Rosenbaum	44,000	*	14,666	29,334	*
Robert Schneiderman	20,000	*	8,333	16,667	*
Omar Barrientos	35,000	*	11,666	23,334	*
Pat LaVecchia	20,000	*	6,666	13,334	*
John Denobile	25,000	*	8,333	16,667	*
Regina L. Greene	100,000	1.1%	100,000	-0-	*
Gary Rodgers	25,000	*	8,333	16,667	*
Michael Zaki	50,000	*	50,000	-0-	*
Kathy Ficorotta	25,000	*	8,333	16,667	*
Susan Hoffman	50,000	*	15,000	35,000	*
Peter Vazquez	10,000	*	3,333	6,667	*
Joseph Pike	25,000	*	25,000	-0-	*
Arthur Geiss	10,000	*	10,000	-0-	*

TOTAL	1,667,500		585,824	1,081676
* Less than one percent (1%).
(1) Assumes current issued and outstanding shares – 8,535,000 common shares

Section 15(g) of the Exchange Act

Our shares are “penny stocks” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

DESCRIPTION OF SECURITIES

We have 8,535,000 shares of our common stock issued and outstanding as of the date hereof. There is currently no public market for our common stock and there can be no guarantee that any such market will ever develop.

Common Stock

The Company is authorized to issue up to 100,000,000 shares of common stock, par value $.0001. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and non-assessable.

Preemptive Rights

No holder of any shares of our common stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Preferred Stock

The Company has no preferred stock authorized at this time.

Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Delaware corporate law, our articles of incorporation and our bylaws. Certain provisions of the Delaware Business Corporation Act may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely affect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Delaware law.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Transfer Agent

Signature Stock Transfer, Inc., 2632 Coachlight Court, Plano, Texas 75093. Telephone: (972) 612-4120.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law office of Peter J. Vazquez, Jr., Esq., an independent legal counsel, has provided an opinion and consent on the validity of the Company’s issuance of common stock and is presented as an exhibit to this filing. Mr. Vazquez owns 10,000 shares of the Company’s common stock.

The financial statements included in this Prospectus and in the Registration Statement have been audited by Stan J.H. Lee CPA, CMA, PO Box 436402, San Diego CA 92143 to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Background of the Company

Direct LED, INC. (the “Company”) is a development stage company. The Company was organized under the laws of the state of Delaware on May 14, 2012.  The Company is currently an emerging growth company. At such time if ever, as we achieve a consistent revenue stream from operations, the Company may lose emerging growth company status. During the period we are considered an emerging growth company, we will be exempt from the provisions of Section 404 (b) of the Sarbanes Oxley Act of 2002 and Section 14 (a) and (b) of the Securities Exchange Act of 1934, as amended.  We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102 (b) (1) while we are considered an emerging growth company. (See “Risk Factors”)

Direct LED, INC. has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. Since becoming incorporated, has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. The Company is not a blank check registrant as that term is defined in Rule 419(a) (2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose. Neither the Company nor its officers and directors intend for the Company to be used as a vehicle for a private company to become a reporting company.

Since our inception, we have been engaged in business planning activities, including researching the industry, identifying target markets for our products, identifying strategic acquisitions, identifying and contracting for the manufacturing of our products, developing our business models and financial forecasts, and identifying future sources of capital.

Currently, the Company has 2 officers and directors who have assumed responsibility for all planning, development and operational duties, and will continue to do so throughout the beginning stages of the Company. We intend to outsource the development of our products and are currently in discussion with a product manufacturer in Taiwan to establish an exclusive manufacturing agreement utilizing licensed technology. As of this date, no definitive agreement has been reached. Other than the Officers/Directors, there are no employees at the present time.  We do anticipate hiring employees when the need arises.

The Company may pursue strategic acquisitions that complement its current business model within the LED lighting industry which may allow it to expand its activities and capabilities and advance its production. The Company’s fiscal year end is December 31.

Direct LED, INC. (the “Company”) is a Delaware corporation organized on May 14, 2012. The Company is based in New York and intends to be engaged in the sale of LED (light emitting diode) lighting and display products. The Company intends to utilize a patented technology available to sell and distribute “Light & Light” LED Luminx brand A-19 bulbs to major discount stores throughout the U.S. Such stores include but are not limited to Wal-Mart, Costco and Menards. The Company believes that offering the newest technology coupled with a significantly lower price point will create a window of opportunity in the US marketplace in the immediate future.

Industry Background

The Company intends to sell LED products to major discount stores throughout the US. The technology in traditional “incandescent” bulbs is more than a century old. Such bulbs waste most of the electricity that feeds them, turning it into heat. The 100 watt bulb, in particular, produces so much heat that it is used in the Hasbro’s easy bake oven.

In 2007, Congress passed a law mandating that bulbs producing 100 watts worth of light meet certain efficiency goals, starting in 2012. Conventional light bulbs do not meet those goals therefore laws prohibit making or importing them. The same law will apply to remaining bulbs 40 watts and above in 2014.

Based on these changes, there has been a major shift in lighting technology. Incandescent and compact fluorescent bulbs are being phased out and LED lighting is being phased in. LED light bulbs will eventually be what we use to replace incandescent bulbs. The Company intends to sell and distribute a “Light & Light” LED product to major discount stores in the US at a lower price than currently offered by G.E or Philips.

On average, lighting typically accounts for 22% to 30% of Commercial energy consumption, with Retail properties using 37% and Hospitals using 50% or more of their electricity on lighting. Historically LEDs were limited in their lighting application because they did not produce enough light and were difficult to produce. Recent improvements have resolved these issues and have opened up virtually every aspect of lighting to LEDs. The emergence of LEDs is crystallized by Starbucks, which is exclusively using LEDs in all new stores beginning in 2010. LED bulbs are now one of the most cost-effective ways to save energy and money in this multi-billion dollar industry, because they use 80% less power. LEDs are also dimmable, with outstanding color temperature choices and longevity that extends over decades. The advantages LEDs enjoy over incandescent and fluorescent lights are considerable:

•	80-90% less energy compared to incandescent
•	50% less energy compared to fluorescents
•	Operating life of 50,000-100,000 hours. 100 times longer than incandescent and at least two times longer than top end fluorescents, therefore reducing maintenance and replacement costs
•	100% Green. No Mercury
•	Better quality of light

Our Product

We intend to sell and distribute an A-19 LED bulb which was developed with patented technology to create a wide angle “Light & Light” product. The Company is currently in discussions with a strategic partner for the purpose of obtaining an exclusive U.S. license to sell the product. There is no definitive agreement. In addition, the Company is seeking a joint venture relationship with a manufacturing partner who will be responsible for production, quality control, UL and other certifications and product development. The Company will be responsible for sales, marketing, product specifications, reliability and customer relations. New product development and specifications will be shared between the partners. No joint venture agreement has been entered into as of this date. The “Light & Light” LED bulb is the world’s first all-plastic LED bulb. The bulb is lightweight with high luminous efficiency and has an illumination angle of 330 degrees. The product also boasts good heat dissipation and will not break when dropped. It is highly reliable and has a 50,000 hour life.

 A-19 is an industry classification of a typical light bulb. The “A” refers to the bulbous shape seen in traditional incandescent light bulbs for general use. The 19 refers to the diameter in eights of an inch, or 2 3/8”. Traditional 60W incandescent bulbs are usually A-19s.

The 50,000 life is based on the lifetime of the LED’s which have MTBF (Mean Time Between Failures) well in excess of 50,000 hours. There are no moving parts or significant wear out items in the design. The actual lifetime can be calculated when the production designs are finalized, by the 50,000 hour estimate is conservative.

The Company believes that it can provide its Luminx product to the retail consumer at the following price points.

•	25 Watt equivalent $7.99
•	60 Watt equivalent $9.99
•	100 Watt equivalent $16.99

These prices are lower than the price of comparative products currently sold by our competitors. The Luminx brand, is in the opinion of our management team, positioned in the market to sell a significant amount of LED lighting products.

The retail stores will have empty retail space based on less traditional incandescent products being sold due to the government mandated phase-out. Currently there is a market window for the sub- $10 high quality LED product that the Company plans to exploit.

LED lighting provides savings in the following three ways:

•	Electricity
•	Cooling
•	Bulb replacement

Due to the long operating life of LEDs (50,000 hours), labor savings are also substantial. Approximately seventy percent (70%) of the total savings from LEDs is attributed to electricity savings.

Sales Strategy

The Company’s sales strategy is to seize the first mover advantage it has in the market over the larger players by focusing on sizable low hanging fruit opportunities which exist in the commercial and municipal markets. The Company intends to offer its A-19 Luminx Series LED bulb which utilizes a patented technology for a wide angle “Light & Light” bulb to major discount stores in the US.

The Company has current open communications with major US retail chains interested in placing sales orders including Wal-Mart, Costco and Menards. Although no definitive agreements exists, representatives from certain retail claims have indicated a firm interest in placing purchase orders at such time as the Company has demonstrated it can deliver its new product line.

The Company intends to promote an end cap program to display Luminx lighting products as follows:

•	LED A-19 bulb- 35,60,100 watt equivalent
•	LED PAR 20, 30

End cap programs refer to the space in discount and supermarket stores at the end of an aisle. This space is where major promotion items are placed for high visibility and sales. Our principals have experience in designing the end cap displays and running promotional sales using end caps.

It is the Company’s intention and business model to have each retailer display 400 to 460 units and maintain an inventory of approximately 300 units for a total of 700-760 units per location. This equates to approximately $2,800 per store. Our initial target is to put our product into 600 stores which equates to a total shipping invoice of $1,680,000. Each store will be responsible for implementing an advertising program which we will assist them with. We will own the shelf space in each location to display Direct LED bulbs for the entire year. Given the quality of our product and the price point comparatives, we believe we have a window of opportunity. It should be made clear, however, that there are no retail distribution agreements in place at this time.

Business Strategy

The Company will continue to seek strategic alliances and joint ventures in the LED Lighting industry. The Company will seek such alliances for the express purpose of offering the most current LED technology under the Luminx brand to the marketplace in the US. Such alliances may include entering into agreements on an exclusive basis whereby the Company will have the exclusive right to utilize the best available LED technology to sell product to major discount stores throughout the US. The Company also intends to acquire an interest in a company that designs, manufactures and packages its LED products and is currently in final discussions with Chang Technology to serve as the manufactures of the LED products. Chang Technology is an established manufacturer of LED technology.  They have been manufacturing LED products for 3 years and have shipped over 700,000 products.  They currently make LED chips, UV LED chips and LED lamps.   They have the expertise, plant and equipment to manufacture our A19 LED products.  In addition the technology license for the Light&Light products will include technology transfer and engineering support to assure smooth transition into manufacturing. The Company is currently in discussions to accomplish this operational objective.

Competition

The major competition in the LED lighting industry are Philips, General Electric and Osram Sylvania. The Company’s A-19 Luminx product utilizes patented technology at a more competitive price point compared to these companies and believes it can deliver its product to major discount stores in the US.

Patents and Trademarks

We intend to trademark “Luminix Lighting” as our brand name.

Employees

Other than our officers and directors and certain consultants, there are no employees of the Company. Our current Officers and Directors intend to do whatever work is necessary to bring the Company to the point of earning revenues from the sale of our products.

Board Committees

We have not yet implemented any board committees as of the date of this Prospectus.

Directors

There is no maximum number of directors Direct LED, Inc. is authorized to have. However, in no event may Direct LED, Inc. have less than one director. Although the Company anticipates appointing additional directors, it has not identified any such additional persons.

DESCRIPTION OF PROPERTY

Direct LED, Inc. corporate office is located at 231 W. 39th Street, Suite #726, New York, New York 10018 and our telephone number is (201) 289-0991. This office space is leased for one year at a monthly cost of $1,000.00.

Our management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. We do not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.  Our officers and directors have not been convicted in a criminal proceeding nor have they been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

The Company’s officers and directors have not been convicted of violating any federal or state securities or commodities law.

There are no known pending legal or administrative proceedings against the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

Plan of Operation

We are a development stage company, incorporated on May 14, 2012 and have generated revenues of $96,000 from our business operations. We intend to enter into the LED lighting and display industry.  See “Description of Business” contained herein.

We anticipate a minimum funding requirement of $1.5 million to fund operations for the next 12 months. Expenses of issuance and distribution have been funded by issuance of shares of our common stock for services with the exception of our auditing fees which were paid in cash.

Our Officers and Directors are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

Since incorporation, the Company has financed its operations through private placement capital. As of May 22, 2012, we had $100 cash on hand and accounts receivable of $96,000. We had accounts payable of $76,800.We had total sales of $96,000, costs of sales of $76,800, and operating expenses totaling $85,000, which were related to start-up costs. Cash on hand on May 31, 2012 was $100; however, the board has determined that December 31 will be the Company’s fiscal year end. The notes to the financials have been changed accordingly. We issued 8,535,000 shares of our common stock for services rendered to pay the operating expenses.

To date, the Company has not fully implemented its planned principal operations or strategic business plan.  We are attempting to secure sufficient monetary assets to increase operations. We cannot assure any investor that we will be able to enter into sufficient business operations adequate enough to insure continued operations.

The following milestones set forth the Company’s operational objectives:

Strategic Partner:
•	Identify strategic Manufacturing partner – September 2012
•	Discuss terms for definitive agreement with Strategic Manufacturing partner – October 2012
Product Development:
•	Produce Samples: LED A-19 (75W, 40W) and MR-16 (50W) - Completed August 2012
•	Molds and Tooling for volume production: started, expected completion – October 2012
•	UL Certification: samples to be submitted by 9/20/2012; Approval expected by October 2012
Capital Investment:
•	The investment capital of $1,500,000 expected by 10/31/2012 to fund our intended venture
Order Schedule:
•	On 10/15 intend to receive production samples to confirm sales orders
•	Initial order for 60,000 units expected October 2012
•	Ready to ship order by November 30, 2012, to make the 1st delivery order to retail stores on or before January 15, 2013.
•	Anticipated future sales revenues expected February 2013

Our intended plan of operations is to start initial manufacturing and sale of our LED Luminx lighting product and to implement the necessary sales and marketing support to begin generating revenue. We will be unable to fund operations as planned over the next 12 months without $1.5 million in new funding. There is no formal agreement to attain such financing and we cannot assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms.  Without realization of additional capital, it would be unlikely for operations to continue and any investment made by an investor would be lost in its entirety.

We currently do not own any significant plant or equipment that we would seek to sell in the near future.

Our management anticipates hiring employees over the next twelve (12) months as needed. Currently, the Company believes the services provided by its officers and directors appear sufficient at this time.

The Company has not paid for expenses on behalf of any directors.  Additionally we believe that this policy shall not materially change within the next twelve months.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to Direct LED, Inc. who own more than 5% of the outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name of beneficial owner	Amount of Beneficial ownership	Percent of class
Common Stock	Roger C. Leng	1,500,000	17.6%

Common Stock	Jae Myung Cha	1,500,000	17.6%

Common Stock	Chun Pao Leng	1,955,000	23.0%

Common Stock	Sung Ja Pang	1,814,500	21.3%

Common Stock	John R. Morris (1)	20,000	*

Common Stock	Marvin Angel	10,000	*

* Less than one percent (1%)

(1) Does not include 3,000 shares owned by Janet Morris, the wife of John Morris.

OFF-BALANCE SHEET ARRANGEMENTS

Direct LED, Inc. does not have any off-balance sheet arrangements.

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to the Company during fiscal year 2012. The Company believes that the compensation to the officers and directors is likely to be paid from anticipated additional funding received by the Company.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal year Ended December 31	Salary ($) (2)	Bonus ($)	Other Annual Compensation Shares	Securities Underlying Options (#)
John R. Morris, CEO/CTO (1)	2012	$60,000.00	$0.00	20,000	None
Marvin Angel, COO/Secretary/Director	2012	$60,000.00	$0.00	10,000	None
Randy Gruber, CFO, CEO (4)	2012	$60,000.00	0.00	75,000 (3)	None

(1) Does not included 3,000 shares owned by Janet Morris, the wife of John Morris.
(2) In the event funds are not available to pay salaries, such salaries will be deferred if and until future funds have been received.
(3) Shares held by Theresa Gruber, wife of Randy Gruber
(4) On June 29, 2012 the US Securities and Exchange Commission filed a civil action against Gold Standard Mining, Inc. and included Randall Gruber, CPA and the registered public accounting firm Gruber & Company, LLC as an additional defendant.  The SEC alleges that Randall Gruber and Gruber & Company, LLC aided and abetted Gold Standard Mining, Inc, in filing false or misleading financial statements by Gruber’s reliance on an independent property and equipment appraisal by an appraiser with the same address as the Company, and failure to obtain a bank confirmation to collaborate the balances and gold sales recorded by the Company. Mr. Gruber submitted his resignation as CEO in September 2012.

Compensation Policy. Because we are still in the early stages of formation and development, our directors and officers are not currently receiving any compensation.

Stock Option. Because we are still in the early stages of formation and development, our directors and officers have not received any stock options or freestanding SARs.

Bonuses. To date bonuses shares have been granted to management for achievement of certain goals in the initial phase of establishing the Company’s operation and organization. Any bonuses granted in the future will relate to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with the Company. As the Company continues to grow, more defined bonus programs will be created to attract and retain our employees at all levels.

Stock Option Plans

Our board of directors has not adopted any Stock Option Plans as of the date of this prospectus.

Compensation of Directors

Because we are still in the development stage, our directors are not receiving any compensation other than reimbursement for expenses incurred during their duties.

The Company is not required to have a CFO and is not seeking to fill that position at this time.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We do not have employment agreements with any of our employees, however, we intend to enter into employment agreements with our key executives and other members of management as the business grows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of September 20, 2012 are as follows:

Executive Officers and Directors

Name	Age	Office	Since
John Morris	55	Chief Technology Officer and Director	September 2012
		Chief Executive Officer	September 2012
Marvin Angel	70	Chief Operating Officer and Director	Inception

The term of office for each director is one year, or until the next annual meeting of the shareholders.

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officers and directors.

John R. Morris, Ph.D. has served as the Company’s Chief Executive Officer since September 2012 and Chief Technology Officer from August 2012.  Mr. Morris brings a unique combination of education, technical and managerial skills to the Luminx management team.   He has a strong background in Materials Science with a Ph.D. from Rutgers University.   His 20 years of expertise in electronics manufacturing and supply chain are directly applicable in the Luminx operations.  In addition he has experience managing manufacturing, people and budgets and implementing statistical process controls.  Mr. Morris began his career developing new ceramic materials and manufacturing processes at General Electric.  He returned to Rutgers and earned his Ph.D. and as hired by Bell Laboratories.  There he had a distinguished 20 year career as a materials scientist and manager for AT&T, Lucent and Alcatel-Lucent.   His last 10 years there were spent in Supply Chain Networks - evaluating and establishing global supply chains.  He developed and implemented no-clean soldering processes that enabled AT&T to eliminate environmentally harmful CFC’s from factories worldwide.  He became a proponent of statistical process control (SPC) and Six-sigma methodology.  When AT&T wanted to build a cellular phone factory his team selected, specified, installed and qualified lines capable of assembling circuit boards with less than 10 defects per million opportunities (DPMO).   He ran Lucent’s reliability testing and failure mode analysis (FMA) laboratory for several years establishing a world-wide process for rapid solution of field failure issues.  He established manufacturing and supply chain operations for LCD modules, high performance electronics packaging and high performance printed circuit boards.  Mr. Morris has experience managing both technical and hourly personnel, managing large projects, and both expense and capital budgets.  After leaving Bell Laboratories, he worked for several small companies - recently establishing SPC and quality methodologies for start-up Sagamore Systems.

Marvin Angel currently serves as the Company’s Chief Operation Officer, Secretary and Director. Mr. Angel brings thirty years of entrepreneurial and management experience to the Company. During his thirty year business career in the apparel industry, Mr. Angel exhibited a talent for developing and implementing marketing strategies to propel his organizations to leadership positions in their respective market and the achievement of corporate goals. Mr. Angel will assist the Company in the prioritization of tasks to accomplish maximum results, timely completion of projects and address organizational problems with innovative solutions.

Board Committees

We have not yet implemented any board committees as of the date of this prospectus.

Advisory Board Members

The Company has implemented an advisory board to advise the board of directors on various issues from time to time. The initial advisory board member is set forth below.

Randall Gruber currently serves as an advisory board member.  Mr. Gruber is a Certified Public Accountant, a Certified Fraud Examiner, a Forensic Certified Public Accountant and a Certified Business Management Professional. Since 1994, Mr. Gruber has been self employed and has provided corporate governance services fraud detection and prevention, merger and acquisition, internal controls consulting under Sarbanes Oxley legislation and other consulting, financial reporting and accounting services to national and international publicly traded companies and private companies in the Unites States, Mexico, Canada, Europe and Asia. Mr. Gruber has been active on the state and local levels his state Society of Certified Public Accountants serving on the Audit and Accounting Committees and has taught college accounting courses for Lincoln University and Missouri Baptist College. Mr. Gruber has able been designated as a Chartered Global Management Accountant. Mr. Gruber is also very active in his community and church and is a member of the Masonic Lodge, the Scottish Rite of Freemasonry and the Knights of Columbus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, there is no public market in our common stock.  This prospectus is a step toward creating a public market for our common stock, which may enhance the liquidity of our shares.  However, there can be no assurance that a meaningful trading market will ever develop. The Company and its management make no representation about the present or future value of common stock.

There are no outstanding options to purchase, or other instruments convertible into, common equity of the Company and other than the stock registered under this Registration Statement.

As of the date of this document we have approximately 8,535,000 shares of common stock outstanding held by 43 shareholders.  These shares of common stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption is applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflict of Interest

The current officers and directors of the Company are not involved in other business activities which would create a conflict of interest in regard to handling their current responsibilities on behalf of the Company. They may however, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such person may face a conflict in selecting between our business interest and their other business interests.  The policy of the Board is that any personal business or corporate opportunity incurred by an officer or director of the Company must be examined by the Board and turned down by the Board in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect us:

	The Officer and Director;
	Any person proposed as a nominee for election as a director;
	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
	Any relative or spouse of any of the foregoing persons who have the same house as such person.

There are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from the Company.  No assets will be or are expected to be acquired from any promoter on behalf of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting for the Company has neither resigned (nor declined to stand for reelection) nor have been dismissed. The independent accountant for the Company is Stan J.H. Lee CPA, CMA, PO Box 436402, San Diego CA 92143.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Nevada law. Under such provisions, the director, officer, corporate employee or agent who in his/her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Direct LED, Inc.
(A Development Stage Company)
Financial Statements
June 10, 2012

DIRECT LED, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

Stan Jeong-Ha Lee, CPA
2160 North Central Rd.  Suite 209* Fort Lee * NJ 07024
P.O. Box 436402 * San Diego * CA 92143-9402
619-623-7799 *Fax 619-564-3408 *  E-mail) stan2u@gmail.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders Direct LED, Inc.

We have audited the accompanying consolidated balance sheets of Direct LED, Inc. (the “Company”) as of May 31, 2012, and the related  statement of operations, changes in shareholders' equity and cash flows for the period beginning from May 14, 2012 (its inception) to May 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  An  audit includes consideration of internal control over financial  reporting  as  a  basis  for  designing  audit  procedures  that  are appropriate  in  the  circumstances, but  not  for the purpose of expressing an opinion  on  the  effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financials position of Direct LED, Inc. as of May 31, 2012, and the results of its operations and its cash flows for the period then ended in conformity with the U.S. generally accepted accounting principles.

/s/ Stan Jeong-Ha Lee, CPA
----------------------------------

Stan Jeong-Ha Lee, CPA
September 30, 2012
Fort Lee, NJ, 07024

DIRECT LED, INC.
(A Development Stage Company)
BALANCE SHEET
MAY 31, 2012

ASSETS
CURRENT ASSETS:
Cash	$100
Accounts receivable	96,000
TOTAL CURRENT ASSETS	96,100

TOTAL ASSETS	96,100

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	76,800
Income taxes payable	2,880
TOTAL CURRENT LIABILITIES	79,680

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, 100,000,000 shares authorized, par value $0.0001
1,000 shares issued and outstanding as of
May 31, 2012	1
Additional paid-in capital	99
Retained earnings	16,320
TOTAL STOCKHOLDERS' EQUITY	16,420

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$96,100

The accompanying notes are an integral part of these financial statements.

DIRECT LED, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

Cumulative
From May 14, 2012
(Date of Inception) To
May 31, 2012

Net revenue	$96,000

Cost of goods sold	76,800

Income before income taxes	19,200

Income taxes	2,880

Net income	$16,320

Net loss per common share - basic and diluted	$16.32

Weighted average common equivalent
shares outstanding - basic and diluted	1,000

 The accompanying notes are an integral part of these financial statements.

DIRECT LED, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM MAY 14, 2012 (DATE OF INCEPTION) TO MAY 31, 2012

			Additional		Total
	Common Stock		Paid-In	Retained	Stockholders'
	Shares	Amount	Capital	Earnings	Equity
Balance, May 14, 2012 (Inception)	-	$-	$	$-	$-

Issue 1,000 shares of common stock for cash	1,000	1	99

Net income	-	-		16,320	16,320

Balance, May 31, 2012	1,000	1	99	16,320	16,320

The accompanying notes are an integral part of these financial statements.

DIRECT LED, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

Cumulative
From May 14, 2012
(Date of Inception)
To May 31, 2012

CASH FLOWS (TO) FROM OPERATING ACTIVITIES:
Net income	$16,320
Change in operating assets and liabilities:
Accounts receivable	(96,000)
Accounts payable	76,800
Accrued income taxes	2,880
Net cash used in operating activities	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock for cash	100
Net cash provided by financing activities	100

NET INCREASE IN CASH & CASH EQUIVALENTS	100

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	-

CASH & CASH EQUIVALENTS, ENDING BALANCE	$100

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	-
Income taxes paid	$-

The accompanying notes are an integral part of these financial statements.

Direct LED, Inc.
(A Development Stage Company)
Notes To Financial Statements
May 31, 2012

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Direct LED, Inc. (the Company) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

History

Direct LED, Inc. (the “Company”), a development stage company, was organized in Delaware on May 14, 2012. The Company is in the development stage as defined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 915, “Development Stage Entities.”  The Company is in the LED consumer lighting technology business. The fiscal year end is December 31.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Concentration of Credit Risk

Financial instruments, which will potentially subject the Company to concentrations of credit risk, consist of cash and accounts receivable. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $250,000 insurance limit.  The Company will extend credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company will monitor its exposure for credit losses and will maintain an allowance for anticipated losses as required.

Cash and Cash Equivalents

For purposes of the statements of cash flows, Direct LED, Inc. considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories are comprised of LED light bulbs, which are stated at lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis. A valuation allowance is provided for obsolete and slow-moving inventory to write cost down to market if necessary. As of May 31, 2012 the Company determined that no valuation allowance was required.

Revenue Recognition

Direct LED, Inc. recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured.

Cost of sales

The Company includes all costs directly related to the production and acquisition of goods for sale in cost of goods sold. The Company will classify direct material, direct labor, production related overheads, freight and distribution costs, and the depreciation and amortization of assets directly used in the production of goods for sale as cost of sales in the statement of operations.

Selling, general and administrative expenses

The Company will include all costs not directly related to the production or acquisition of goods for sale in selling, general and administrative expenses. These costs will include mainly administrative and selling labor, related support materials and the depreciation and amortization of assets used in the administrative and selling functions.

Shipping and Handling Costs

Freight billed to customers will be considered sales revenue and the related freight cost as a cost of sales.

Allowance for Doubtful Accounts

We will provide an allowance for estimated uncollectible accounts receivable balances based on historical experience and the aging of the related accounts receivable.  As of May 22, 2012 the Company’s accounts receivable balance is $96,000, and management has determined that no allowance is necessary at May 31, 2012.

Advertising

The Company expenses advertising costs as incurred. The Company incurred $-0- in advertising costs for the period May 14, 2012 (Date of inception) through May 31, 2012.

Income Taxes

The Company uses the liability method of accounting for income taxes pursuant to ASC Topic 740, “Income Taxes.” Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial amounts at year-end. The Company adopted the provisions of FASB ASC 740-10, Accounting for Uncertainty in Income Taxes - An interpretation of FASB Statement 109, (formerly FASB issued Interpretation 48 - FIN 48), on May 14, 2012. FASB ASC 740-10-65 clarifies the accounting and disclosure requirements for uncertainty in tax positions, as defined.  It required a two-step approach to evaluate tax positions and determine if they should be recognized in the financial statements. The two-step approach involves recognizing any tax positions that are “more likely than not” to occur and then measuring those positions to determine if they are recognizable in the financial statements. Management regularly reviews and analyzes all tax positions and has determined that no aggressive tax positions have been taken.

Basic and Diluted Net Loss per Share

Basic earnings per common share are computed based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share consists of the weighted average number of common shares outstanding plus the dilutive effects of options and warrants calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.

Stockholder’s Equity

The Company records shares as issued when the obligation to issue has occurred and the subscriber has all the rights and duties of a stockholder.

Fair Value of Financial Instruments

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

The three levels of valuation hierarchy are defined as follows:

● Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

● Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

● Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Stock-based compensation

The Company will record compensation expense associated with stock options and other forms of employee and non-employee equity compensation in accordance with FASB ASC 718, “Compensation – Stock Compensation”, formerly referenced as SFAS 123R, “Share-Based Payment”. The Company will estimate the fair value of stock options granted using the Black-Scholes-Merton option-pricing formula and a single option approach. This fair value will then be amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

During the period May 14, 2012 (Date of inception) through May 31, 2012, the Company incurred $-0- in stock-based compensation expense.

Recently Issued Accounting Pronouncements

Direct LED, Inc. does not expect the adoption of recently issued accounting pronouncements to have a material effect on its results of operations, financial position, or cash flows.

NOTE 2 - STOCKHOLDER'S EQUITY

The Company is authorized to issue 100,000,000 shares of common stock having a $0.0001 par value.  As of May 31, 2012 there were 1,000 shares of common stock issued and outstanding.

On May 14, 2012 the Company issued 1,000 shares of common stock for cash of $100.

NOTE 3 – INCOME TAXES

Direct LED, Inc. uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During the current period, Direct LED, Inc. has a tax liability of $2,880.

NOTE 4 – SUBSEQUENT EVENTS

The Company has evaluated all subsequent events that occurred up to the time of the Company's issuance of its financial statements.

DIRECT LED, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

Contents

Page
Financial Statements
Balance Sheet as of September 30, 2012	F-2
Statement of Operations for the three months period ending September 30, 2012 and for the period beginning May 14, 2012 (Date of inception) to September 30, 2012	F-3
Statement of Stockholders’ Equity for the Period from May 14, 2012 (Date of Inception) to September 30, 2012	F-4
Statements of Cash Flows for the three months period ending September 30, 2012 and for the period beginning May 14, 2012 (Date of inception) to September 30, 2012	F-5
Notes to Financial Statements	F-6

DIRECT LED, INC.
(A Development Stage Company)
BALANCE SHEET
SEPTEMBER 30, 2012
(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$100
Accounts receivable	96,000
TOTAL CURRENT ASSETS	96,100

TOTAL ASSETS	96,100

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	76,800
TOTAL CURRENT LIABILITIES	76,800

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock,100,000,000 shares authorized, par value $0.0001
8,535,000 shares issued and outstanding as of
September 30, 2012	855
Additional paid-in capital	320,099
Retained earnings	(301,654)
TOTAL STOCKHOLDERS' EQUITY	19,300

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$96,100

The accompanying notes are an integral part of these financial statements.

DIRECT LED, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
(Unaudited)

	Four- Months	Cumulative
	Ended	From May 14, 2012
	September 30,	(Date of Inception) To
	2012	September 30, 2012

Net revenue	$--	$96,000

Cost of goods sold	--	76,800

Income from operations	--	19,200

General and administrative expenses
Research and development	320,000	320,000
Consulting and other services	854	854

Total general and administrative expenses	320,854	320,854

Loss before income taxes (benefit)	(320,854)	(301,654)

Income taxes	(2,880)	--

Net income (loss)	$(317,974)	$(301,654)

Net loss per common share - basic and diluted	$(0.05)	$(0.07)

Weighted average common equivalent
shares outstanding - basic and diluted	6,753,888	4,390,377

The accompanying notes are an integral part of these financial statements.

DIRECT LED, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM MAY 14, 2012 (DATE OF INCEPTION) TO SEPTEMBER 30, 2012
(Unaudited)

			Additional		Total
	Common Stock		Paid-In	Retained	Stockholders'
	Shares	Amount	Capital	Earnings	Equity
Balance May 14, 2012	-	$-	$	$-	$-

Issue 1,000 shares of common stock for cash	1,000	1	99		100

Net income for the period beginning May 14, 2012	-	-		16,320	16,320
to May 31, 2012
	1,000	1	99	16,320	16,420
Balance May 31, 2012

Issue 8,534,000 shares of common stock to
founders at par value	8,534,000	854	-	-	854

Common stock issued to majority shareholder for
payment of research and development costs	-	-	320,000	-	320,000

Net loss for the four- months period beginning
June 1, 2012 and ending September 30, 2012	-	-	-	(317,974)	(317,974)

Balance September 30, 2012	8,535,000	$855	$320,099	$(301,654)	$19,300

The accompanying notes are an integral part of these financial statements.

DIRECT LED, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
(Unaudited)

	Four- Months	Cumulative
	Ended	From May 14, 2012
	September 30,	(Date of Inception)
	2012	To September 30, 2012

CASH FLOWS (TO) FROM OPERATING ACTIVITIES:
Net income (loss)	$(317,974)	$16,320
Change in operating assets and liabilities:
Accounts receivable	-	(96,000)
Accounts payable	-	76,800
Common stock issued to founders	854	854
Common stock issued for research and development expenses	320,000	320,000
Accrued income taxes	(2,880)	-
Net cash used in operating activities	-	317,974

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock for cash	-	100
Net cash provided by financing activities	-	100

NET INCREASE IN CASH & CASH EQUIVALENTS	-	100

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	100	-

CASH & CASH EQUIVALENTS, ENDING BALANCE	$100	$100

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-

NON-CASH FINANCING SOURCES
Founders shares issued in exchange for consulting and other services	$854	$854
Coomon shares issued in exchange for payment of research and development
expenses	320,000	320,000

The accompanying notes are an integral part of these financial statements.

Direct LED, Inc.
(A Development Stage Company)
September 30, 2012
Notes To Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Direct LED, Inc. (the Company) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

History

Direct LED, Inc. (the “Company”), a development stage company, was organized in Delaware on May 14, 2012. The Company is in the development stage as defined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 915, “Development Stage Entities.” The Company is in the LED consumer lighting technology business. The Company’s Board of Directors has chosen a December 31 year end for reporting purposes.

Development Stage Company and Going-Concern

The Company is in the development stage since planned principal activities have not commenced and the Company has generated limited revenue. In a development stage company, management devotes most of its activities to developing a market for its products and services. These financial statements have been prepared on a going-concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business.

The continuation of the Company as a going-concern and the ability of the Company to emerge from the development stage is dependent upon, the ability of the Company to obtain necessary equity and debt financings to continue operations and to generate sustainable revenue. There is no guarantee that the Company will be able to raise adequate equity or debt financings or generate profitable operations.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Concentration of Credit Risk

Financial instruments, which will potentially subject the Company to concentrations of credit risk, consist of cash and accounts receivable.  The Company places its cash with high quality financial institutions and at times may exceed the FDIC insurance limit.  The Company will extend credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition.  The Company will monitor its exposure for credit losses and will maintain an allowance for anticipated losses as required.

Direct LED, Inc.
(A Development Stage Company)
September 30, 2012
Notes To Financial Statements

Cash and Cash Equivalents

For purposes of the statements of cash flows, Direct LED, Inc. considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories are comprised of LED light bulbs, which are stated at lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis. A valuation allowance is provided for obsolete and slow-moving inventory to write cost down to market if necessary.  As of May September 30, 2012 the Company determined that no valuation allowance was required.

Revenue Recognition

Direct LED, Inc. recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured.

Cost of sales

The Company includes all costs directly related to the production and acquisition of goods for sale in cost of goods sold. The Company will classify direct material, direct labor, production related overheads, freight and distribution costs, and the depreciation and amortization of assets directly used in the production of goods for sale as cost of sales in the statement of operations.

Research and development expenses

Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged for the three months ended September 30, 2012, and the initial period May 14, 2012 to September 30, 2012 were $320,000 and $320,000 respectively.

Selling, general and administrative expenses

The Company will include all costs not directly related to the production or acquisition of goods for sale in selling, general and administrative expenses. These costs will include mainly administrative and selling labor, related support materials and the depreciation and amortization of assets used in the administrative and selling functions.

Shipping and Handling Costs

Freight billed to customers will be considered sales revenue and the related freight cost as a cost of sales.

Allowance for Doubtful Accounts

We will provide an allowance for estimated uncollectible accounts receivable balances based on historical experience and the aging of the related accounts receivable.  As of September 30, 2012 the Company’s accounts receivable balance is $96,000, and management has determined that no allowance is necessary at September 30, 2012.

Direct LED, Inc.
(A Development Stage Company)
September 30, 2012
Notes To Financial Statements

Advertising

The Company expenses advertising costs as incurred. The Company incurred $-0- in advertising costs for the three month period ended September 30, 2012 or the period May 14, 2012 (Date of inception) through September 30, 2012.

Income Taxes

The Company uses the liability method of accounting for income taxes pursuant to ASC Topic 740, “Income Taxes.” Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial amounts at year-end.  The Company adopted the provisions of FASB ASC 740-10, Accounting for Uncertainty in Income Taxes - An interpretation of FASB Statement 109, (formerly FASB issued Interpretation 48 - FIN 48), on May 14, 2012.  FASB ASC 740-10-65 clarifies the accounting and disclosure requirements for uncertainty in tax positions, as defined.  It required a two-step approach to evaluate tax positions and determine if they should be recognized in the financial statements. The two-step approach involves recognizing any tax positions that are “more likely than not” to occur and then measuring those positions to determine if they are recognizable in the financial statements. Management regularly reviews and analyzes all tax positions and has determined that no aggressive tax positions have been taken.

Basic and Diluted Net Loss per Share

Basic earnings per common share are computed based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share consists of the weighted average number of common shares outstanding plus the dilutive effects of options and warrants calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.

Stockholder’s Equity

The Company records shares as issued when the obligation to issue has occurred and the subscriber has all the rights and duties of a stockholder.

Fair Value of Financial Instruments

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Direct LED, Inc.
(A Development Stage Company)
September 30, 2012
Notes To Financial Statements

The three levels of valuation hierarchy are defined as follows:

● Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

● Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

● Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Stock-based compensation

The Company will record compensation expense associated with stock options and other forms of employee and non-employee equity compensation in accordance with FASB ASC 718, “Compensation – Stock Compensation”, formerly referenced as SFAS 123R, “Share-Based Payment”. The Company will estimate the fair value of stock options granted using the Black-Scholes-Merton option-pricing formula and a single option approach. This fair value will then be amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

During the three months ended September 30, 2012 and for the period May 14, 2012 (Date of inception) through September 30, 2012, the Company incurred $-0- in stock-based compensation expense.

Recently Issued Accounting Pronouncements

Direct LED, Inc. does not expect the adoption of recently issued accounting pronouncements to have a material effect on its results of operations, financial position, or cash flows.

NOTE 2 - STOCKHOLDER'S EQUITY

The Company is authorized to issue 100,000,000 shares of common stock having a $0.0001 par value. As of September 30, 2012 there were 1,000 shares of common stock issued and outstanding.

On May 14, 2012 the Company issued 1,000 shares of common stock for cash of $100.

On July 21, 2012 the Company issued 8,534,000 shares of common stock to its founders at par value.

During the three months ended September 30, 2012 the Company recorded a capital contribution by its majority shareholder of $320,000 in exchange for research and development expenditures paid by the majority shareholder directly to the vendor.

Direct LED, Inc.
(A Development Stage Company)
September 30, 2012
Notes To Financial Statements

NOTE 3 – INCOME TAXES

The reconciliation of the effective income tax rate to the federal statutory rate for the period May 14, 2012 (inception) to September 30, 2012 is as follows:

Federal income tax rate	34%
Effect of net operating loss	(34.0) %
Effective income tax rate	0.0%

Deferred tax assets and liabilities reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities at September 30, 2012 are as follows:

Net operating loss carry forwards	$102,562
Less – Valuation allowance	(102,562)

The Company has a net operating loss of approximately $301,500 which will expire starting in 2027. The Company has provided a valuation allowance for the deferred tax asset since management has not been able to determine that the realization of that asset is more likely than not.

NOTE 4 - SEGMENT REPORTING

As of September 30, 2012, the Company had one operating segment, consumer lighting products.  For the period from May 14, 2012 (inception) through September 30, 2012 the Company had one customer which accounted for 100% of the revenue. The customer was located in the United States.

NOTE 5 – SUBSEQUENT EVENTS

The Company has evaluated all subsequent events that occurred up to the time of the Company's issuance of its financial statements.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide for the indemnification of a present or former director or officer. Direct LED, Inc. indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him. Delaware law also provides for discretionary indemnification for each person who serves as or at Direct LED, Inc. request as an officer or director. Direct LED, Inc. may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, Direct LED, Inc. best interests.  In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Delaware Law

Pursuant to the provisions of Delaware General Corporation Law,  Direct LED, Inc. shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Direct LED, Inc. in connection with the sale of the common stock being registered. Direct LED, Inc. has agreed to pay all costs and expenses in connection with this offering of common stock.  The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

Legal and Accounting	$10,000
SEC Electronic Filing	$2,000
Transfer Agent	$500
Total	$12,500

RECENT SALES OF UNREGISTERED SECURITIES

During the past year, Direct LED, Inc. issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

The Company has issued 1,000 shares of its common stock in private transactions for total consideration of $10 and 8,499,000 shares were issued to various individuals for services rendered as founder's shares. The Company believes that the issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

INDEX OF EXHIBITS

Exhibit No.	Description

3.1	Articles of Incorporation filed on May 14, 2012*
3.3	By-laws adopted on ay 14, 2012*
4.1	Specimen Common Stock Certificate**
5.1	Opinion of Peter J.Vazquez, Jr., Esq.*
23.1	Consent of Stan J.H. Lee CPA, CMA
23.2	Consent of Peter J.Vazquez, Jr., Esq. (see exhibit 5.1)*

* Previously Filed
** To be Filed by Amendment

UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

     (iii)  Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b) (1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (iv)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (vi)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned on November 26, 2012.

Direct LED, Inc.

By:	/s/ John Morris
John Morris, CEO, CTO, and Principal Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on November 26, 2012:

Signature	Title

/s/ John Morris John Morris	Chief Executive Officer, Chief Technology Officer and Principal Accounting Officer

/s/ Marvin Angel	Chief Operating Officer, Director
Marvin Angel

Dealer Prospectus Delivery Obligation

Prior to the expiration of 90 days after the effective date of this registration statement or prior to the expiration of 90 days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.